Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Hexion Holdings Corporation of our report dated March 10, 2021, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements, as to which the date is July 30, 2021, relating to the financial statements of Hexion Holdings Corporation (Successor), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
September 29, 2021